Exhibit 99.1

Item 6.    Selected Financial Data

The selected financial information presented below as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, was derived from, and is qualified by, reference to our Consolidated Financial Statements, including the notes thereto, contained in Exhibit 99.3 attached to this Form 8-K.  The selected financial information should be read in conjunction with the Consolidated Financial Statements and related notes and “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.2 attached to this Form 8-K.  All references to notes to our consolidated financial statements refer to the financial statements included in Exhibit 99.3 attached to this Form 8-K.

As a result of the application of fresh-start accounting as of October 1, 2012, following our reorganization, the financial statements on or prior to October 1, 2012 are not comparable with the financial statements after October 1, 2012.  References to “Successor” refer to the Company after October 1, 2012, after giving effect to the application of fresh-start accounting.  References to “Predecessor” refer to the Company on or prior to October 1, 2012.

	Successor					Predecessor
(in millions, except per share data)	Year Ended December 31, 2016	Year Ended December 31, 2015 (1)	Year Ended December 31, 2014	Year Ended December 31, 2013 (2)	October 2 Through December 31, 2012	January 1 Through October 1, 2012
Statements of Operations Data:
Revenues	$4,318	$3,870	$2,497	$1,466	$312	$981
Impairments	$(858)	$(99)	$—	$—	$—	$—
General and administrative expense	$(161)	$(128)	$(114)	$(97)	$(22)	$(56)
Operating income (loss)	$(640)	$64	$(19)	$(318)	$(104)	$5
Bankruptcy reorganization items, net	$(96)	$—	$3	$(1)	$(3)	$1,037
Interest expense	$(625)	$(546)	$(223)	$(108)	$(16)	$(120)
Income tax benefit	$45	$474	$1	$58	$—	$9
Income (loss) from continuing operations	$(1,244)	$47	$(267)	$(359)	$(113)	$130
Net income (loss) attributable to Dynegy Inc.	$(1,240)	$50	$(273)	$(356)	$(107)	$(32)
Basic earnings (loss) per share attributable to Dynegy Inc. common stockholders	$(9.78)	$0.22	$(2.65)	$(3.56)	$(1.07)	N/A
Cash Flow Data (3):
Net cash provided by (used in) operating activities	$645	$94	$221	$173	$(49)	$(37)
Net cash provided by (used in) investing activities	$(93)	$(6,368)	$(107)	$141	$(41)	$278
Net cash provided by (used in) financing activities	$2,742	$(265)	$6,126	$(154)	$(328)	$(184)
Capital expenditures, acquisitions and investments	$(293)	$(6,379)	$(125)	$138	$(41)	$193
Interest paid	$558	$503	$129	$94	$36	$101

	December 31,
(amounts in millions)	2016	2015	2014	2013	2012
Balance Sheet Data:
Current assets	$2,987	$1,932	$2,664	$1,682	$1,043
Current liabilities	$916	$809	$678	$718	$347
Property, plant and equipment, net	$7,121	$8,347	$3,255	$3,315	$3,022
Total assets	$13,053	$11,459	$11,154	$5,264	$4,535
Long-term debt (including current portion) (4)(5)	$8,979	$7,209	$7,028	$1,965	$1,415
Total equity	$2,039	$2,919	$3,023	$2,207	$2,503

(1)         Our 2015 financial statements only reflect the impacts of the EquiPower and Duke Midwest Acquisitions (collectively, the “Acquisitions”) subsequent to April 1, 2015 and April 2, 2015, respectively.  Please read Note 3—Acquisitions for further discussion.

(2)        We completed the acquisition of New Ameren Energy Resources, LLC (“AER”) effective December 2, 2013; therefore, the results of our IPH segment are only included subsequent to December 1, 2013.

(3)        The Company early adopted Accounting Standards Update (“ASU”) 2016-15-Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments and ASU 2016-18-Statement of Cash Flows (Topic 230): Restricted Cash as of January 1, 2017; however, the adoption of ASU 2016-15 and ASU 2016-18 has been reflected in these re-casted successor financial statements on a retrospective basis.  The Cash Flow Data for the period from January 1, 2012 to October 1, 2012 does not reflect the adoption of Accounting Standards Update (“ASU”) 2016-15 and ASU 2016-18.

(4)        The year ended December 31, 2016 includes a $2.0 billion seven-year Tranche C Term Loan related to the Delta Transaction.  The year ended December 31, 2014 includes $5.1 billion related to our Notes issued on October 27, 2014.  Please read Note 14—Debt for further discussion.

(5)        As a result of the Genco Chapter 11 Bankruptcy case, we reclassified approximately $825 million in long-term debt to Liabilities subject to compromise in our consolidated balance sheet.  Please read Note 22—Genco Chapter 11 Bankruptcy for further discussion.